Exhibit 99.n

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 22, 2021, with respect to the financial statement of MainStay CBRE Global Infrastructure Megatrends Fund included herein and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Philadelphia, Pennsylvania

October 25, 2021